Exhibit 99.1

2320 Scientific Park Drive
Wilmington, NC 28405
Nasdaq: AAIIE

News
Release

aaiPharma Common Stock to be Delisted from NASDAQ on April 18
Revisions to Third Quarter and Preliminary Full Year 2004 Results

Wilmington, N.C., April 15, 2005– aaiPharma Inc. (NASDAQ: AAIIE) today announced that its common stock will be delisted from the Nasdaq Stock Market effective with the open of business on Monday, April 18, 2005, as a result of its failure to timely file its 2004 annual report on Form 10-K.

The Company had previously notified Nasdaq that the failure to timely file its 2004 Form 10-K violated conditions for the continued listing of its common stock on the Nasdaq Stock Market under Nasdaq Marketplace Rule 4310(c)(14) and under the terms of a June 2004 decision by a Nasdaq listing qualifications panel. As a result, the listing qualifications panel held a hearing with the Company on April 7, 2005. At the hearing, the Company requested that Nasdaq continue the listing of its common stock on the condition that the Company file its 2004 Form 10-K not later than April 30, 2005. On April 14, 2005, Nasdaq notified the Company that the listing qualifications panel had rejected the Company’s request, and that its common stock would be delisted effective with the open of business on Monday, April 18, 2005.

In addition, the Company announced that it has concluded that its financial statements at and for the period ended September 30, 2004 should no longer be relied upon. The Company also announced that it will modify its preliminary, unaudited financial data relating to the fiscal year ended December 31, 2004 included in the Form 8-K and Form 12b-25 filed by the Company on March 16, 2005. The Company intends to restate its financial statements at and for the period ended September 30, 2004 to increase by approximately $2.1 million the Company’s allowance for customer credits, which includes estimated product returns, and thus reduce net revenues. As restated, net loss for the three months ended September 30, 2004 is $36.0 million, or $1.26 per share. The Company had reported a net loss of $33.8 million, or $1.18 per share, in its Quarterly Report on Form 10-Q for that period. The need for this correction came to the Company’s attention after it received a return request in late March 2005 from one of its major wholesale customers that relates to pharmaceutical product inventory that the customer was holding as of September 30 and December 31, 2004 but which the customer failed to report to the Company in the customer’s year-end and September 30, 2004 inventory reports. The Company intends to reflect within its audited consolidated financial statements for the year ended December 31, 2004 included in its 2004 Form 10-K, which has not yet been filed with the SEC, revisions to the previously disclosed preliminary unaudited financial data. The modifications to the preliminary, unaudited financial data relating to the fiscal year ended December 31, 2004 reported in the Company’s Form 12b-25 and Form 8-K filed on March 16, 2004 will reflect a reduction in net revenues by approximately $2.8 million, which includes the approximately $2.1 million for the period ended September 30, 2004 resulting from the additions to the allowance for customer credits described above, as well as an additional $15.3 million of impairment charges related to intangible assets associated with its Darvon®/Darvocet® and Brethine® product lines. As so revised and including additional minor adjustments, the Company’s preliminary, unaudited net loss for 2004 is $191.2 million. The Company had reported a preliminary, unaudited net loss for 2004 of $172.3 million in its March 16, 2005 Form 8-K and Form 12b-25.

About aaiPharma

aaiPharma Inc. is a science-based company with corporate headquarters in Wilmington, North Carolina with over 25 years experience in drug development. The company also sells branded pharmaceutical products, including the Darvon® and Darvocet® product lines, primarily in the area of pain management. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma’s website at www.aaipharma.com.

Contacts:
Matt Czajkowski	Luke Heagle
Chief Administrative Officer and	Corporate Communications
Chief Financial Officer	910-254-7000
910-254-7000